Exhibit 2.1

                          STOCK ACQUISITION AGREEMENT

                                       for

                       51% of the outstanding and issuable
                         Common Stock of HOM Corporation


     This Agreement dated December 12, 2002 by and between MA&N LLC ("MA&N") and HOM Corporation ("HOM").

                                   WITNESSETH:

     WHEREAS, MA&N is desirous of acquiring from HOM 4,647,626 shares ("Purchase Shares") of HOM's common stock ("Common"), the Purchased Shares constituting 51% of the outstanding and issuable shares of Common immediately following such purchase.

     WHEREAS, HOM is willing to sell the Purchase Shares to MA&N for the consideration herein specified;

     NOW, THEREFORE, in consideration of these premises, MA&N and HOM hereby agree as follows:

     1. MA&N hereby purchases the Purchase Shares from HOM. HOM represents that the Purchase Shares represent 51% of the 8,685,164 outstanding plus 427,828 issuable, or a total of 9,112,992, shares of Common following such acquisition. The previous shareholders of HOM would hold 4,037,538 shares of Common; five year incentive stock options exercisable at $0.01 a share to purchase 294,341 shares of Common issuable to Robert S. Wilson in lieu of $54,000 of 2001 compensation from HOM and $18,000 in loans to HOM with an adjustment in lieu of interest thereon to December 9, 2002 of $1,585.31, for a total of $73,585.31; and 133,487 shares of Common issuable to David R. Baker in lieu of indebtedness of HOM to him of $29,584 with an adjustment in lieu of interest thereon to December 9, 2002 of $2,969.11 and a further equitable adjustment of $818.63, or a total of $33,371.74, for a total of 4,465,366 shares of Common representing 49% of the total outstanding and issuable Common; and MA&N would hold the 4,647,626 Purchase Shares. Other than such 427,828 issuable shares of Common, HOM represents and warrants that there are no agreements or understandings for the issuance of any Common or other equity securities of HOM or of any securities or other instruments convertible into or exercisable for Common or other equity securities of HOM.

     2. The Board of Directors of HOM will consist of five members, two of whom will be the present directors of HOM, Bryce N. Batzer and Robert S. Wilson ("Present Directors"), and three of whom will be the individuals listed in Exhibit A hereto. HOM will cause the Present Directors to forthwith take all necessary action to add such three individuals to the Board of Directors of HOM. HOM represents and warrants that there are no agreements or understandings relating to the employment or compensation of any director or officer of HOM or any of its subsidiaries currently or in view of future circumstances. MA&N will cause the Purchase Shares to be voted for the Present Directors as directors of HOM and otherwise take action to cause the Present Directors to continue as directors of HOM for at least one year from the date hereof. All officers and directors of HOM and its subsidiaries will tender their resignation from such positions, subject as to the obligations of MA&N with respect to Present Directors as set forth in the preceding sentence, provided, however, MA&N may cause the removal of either of the Present Directors at any time for cause. MA&N will cause HOM to obtain appropriate Directors and Officers Liability Insurance covering the directors and officers of HOM as promptly as practicable.

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     3. This Agreement and the rights and obligations hereunder are not assignable by either party hereto, except that MA&N may assign all or any portion of its obligations, subject to the assumption of all or a correlative portion of its obligations, to persons controlling, or to entities under common control with, MA&N.

     4. In consideration of the issuance of the Purchase Shares, MA&N will cause the considerations specified in Exhibit A hereto to be given to HOM.

     5. Exhibit B hereto lists all accounts payable and indebtedness of HOM and its subsidiaries as of the date hereof including legal fees incurred and expenses posted through December 9, 2002. HOM represents and warrants to MA&N that such listing of accounts payable and indebtedness is thorough, complete, true and accurate to the best of HOM's knowledge. Unposted payables of HOM and its subsidiaries as of December 9, 2002 do not exceed $10,000 in the aggregate.

     6. HOM will cause all information received by its directors, officers, employees, consultants, agents and other advisors in connection with the transactions contemplated herein to be kept confidential unless it otherwise becomes public without fault of such persons, is required to be disclosed pursuant to applicable law or regulation or is disclosed with the consent of HOM after the three new directors of HOM listed in Exhibit A join the Board of Directors. The parties understand that HOM will promptly issue a press release describing this Agreement and make an appropriate filing with the Securities and Exchange Commission on Form 8-K as to the transactions contemplated herein.

     Executed by the parties hereto as of the date first above stated.

                               HOM Corporation

                               By:    /s/ Robert S. Wilson
                                  --------------------------------------------
                              Its:    Chairman
                                  --------------------------------------------

                              MA&N LLC


                               By:    /s/ Mark Neuhaus
                                  --------------------------------------------
                              Its:    Managing Member
                                  --------------------------------------------


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                                    Exhibit A
                                     to the
                 Agreement ("Agreement") dated December 12, 2002
                   by and between MA&N LLC and HOM Corporation


                                    Directors

     The three additional directors of HOM are Mark S. Neuhaus, Nicole Bloom Neuhaus and Ned Baramov.

                                  Consideration

     The following constitutes the consideration for the acquisition by MA&N of the Purchase Shares from HOM. Terms defined in the Agreement have the same meaning herein.

     1. All rights relating to the provision of ISP wireless service from not less than five nodes, including effective lease or other authorization to use the locations involved and all necessary equipment.

     2. Consultation with HOM for at least two years on financial and management matters with a view to materially enhancing HOM's performance.

     3. Arranging for personnel who can effect the management of HOM.

     4. Causing HOM to proceed with the contemplated business plan of acquiring additional entities or business operations in the ISP wireless business.

     5. Funding of current payment of accounting and legal fees to enable upcoming filings with the U.S. Securities and Exchange Commission to be made on Form 8-K with respect to this transaction and other relevant transaction and on Form 10-K with respect to HOM's fiscal year ended September 30, 2002 (which will include currently outstanding accounting fees), estimated to be in the range of $75,000 - $100,000. It is MA&N's current intent to file these forms within the time periods prescribed by law and regulations.

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